UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Andrew Gregor
   c/o GT Interactive Software Corp.
   417 Fifth Avenue
   New York, NY  10016
   USA
2. Issuer Name and Ticker or Trading Symbol
   GT INTERACTIVE SOFTWARE CORP.
   GTIS
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chief Financial Officer; Senior Vice President, Finance and Administration
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock                 |      |    |                  |   |           |3,000              |D     |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                             |      |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                             |      |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option (r|9.375   |     |    |           |   |(1)  |06/30|Common Stock|       |       |144,000     |D  |            |
ight to buy)            |        |     |    |           |   |     |/2005|            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option (r|8.125   |     |    |           |   |(2)  |02/12|Common Stock|       |       |30,000      |D  |            |
ight to buy)            |        |     |    |           |   |     |/2007|            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option (r|7.5625  |5/21/| A  |30,000     |   |(3)  |05/21|Common Stock|30,000 |       |30,000      |D  |            |
ight to buy)            |        |1997 |    |           |   |     |/2007|            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option (r|6.125   |12/31| A  |40,000     |   |(4)  |12/31|Common Stock|40,000 |       |40,000      |D  |            |
ight to buy)            |        |/1997|    |           |   |     |/2007|            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

Explanation  of Responses:

(1) The option is exercisable as to 12,000 shares on June 19, 1996, as to 33,000 shares on June 30, 1996 and as to the balance of 99,000 shares in six equal semi-annual installments thereafter.
(2) The option is exercisable as to 7,500 shares on February 12 1998, and as to the remaining 22,500 shares in three equal annual installments thereafter.
(3)The option is exercisable as to 7,500 shares on May 21, 1998, and as to the remaining 22,500 shares in three equal annual installments thereafter.
(4)The option is exercisable as to 10,000 shares on December 31, 1998, and as to the remaining 30,000 shares in three equal annual installments thereafter.

SIGNATURE OF REPORTING PERSON
/s/ Andrew Gregor
---------------------
DATE
02/17/98